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                                                                     Exhibit 1.1

                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-19

                                 TERMS AGREEMENT

                                                       Dated:  December 28, 2004

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of December 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:     Series 2004-19.

Terms of the Series 2004-19 Certificates: Structured Asset Securities Corporation, Series 2004-19 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A2X, Class 2-A1, Class 2-A2, Class 2-A1X, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class BX, Class B7-I, Class B8-I, Class B9-I, Class B7-II, Class B8-II, Class B9-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A2X, Class 2-A1, Class 2-A2, Class 2-A1X, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class BX and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings:    It is a condition of Closing that at the Closing Date
the Class 1-A1, Class 1-A2, Class 1-A2X, Class 2-A1, Class 2-A2, Class 2-A1X and Class R Certificates be rated "AAA" by Standard & Poor's, A Division of the McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "AA" by S&P and "Aa3" by Moody's; the Class B3 Certificates be rated "A+" by S&P and "A2" by Moody's; the Class B4 Certificates be rated "A" by S&P and "A3" by Moody's; the Class B5 Certificates be rated "BBB+" by S&P and "Baa2" by Moody's; and the Class B6 and Class BX Certificates be rated "BBB-" by S&P and "Baa3" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts (or notional amounts) and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in
Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  December 1, 2004.

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Closing Date:  10:00 A.M., New York time, on or about December 30, 2004. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                         LEHMAN BROTHERS INC.


                                         By:
                                             ----------------------------------
                                             Name:  Mary Stone
                                             Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:
    -----------------------------------
    Name:  Michael C. Hitzmann
    Title: Vice President

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                                   Schedule 1
                                   ----------

                Initial Certificate
              Principal (or Notional)         Certificate        Purchase Price
    Class            Amount(1)               Interest Rate         Percentage
    -----     -----------------------      ----------------      --------------
     1-A1          $  99,844,000             Adjustable(2)            100%
     1-A2          $  99,844,000             Adjustable(2)            100%
    1-A2X          $  99,844,000(3)            1.00%(3)               100%
     2-A1          $ 100,000,000             Adjustable(2)            100%
     2-A2          $  77,146,000             Adjustable(2)            100%
    2-A1X          $ 100,000,000(4)        Adjustable(2)(4)           100%
      B1           $   8,959,000             Adjustable(2)            100%
      B2           $   2,643,000             Adjustable(2)            100%
      B3           $   4,269,000             Adjustable(2)            100%
      B4           $   2,033,000             Adjustable(2)            100%
      B5           $   3,253,000             Adjustable(2)            100%
      B6           $   1,219,000             Adjustable(2)            100%
      BX           $  22,376,000(4)        Adjustable(2)(4)           100%
      R            $         100             Adjustable(2)            100%

----------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 1-A2X Certificates are interest-only certificates that will bear interest at the lesser of (i) 1.00% per annum and (ii) the Net WAC for Pool 1 based on a notional amount, as described in the prospectus supplement. The Class 1-A2X Certificates will not be entitled to payments of principal. The Class Notional Amount of the Class 1-A2X Certificates for any Distribution Date will be equal to the Class Principal Amount of the Class 1-A2 Certificates immediately prior to such Distribution Date.

(4) The Class 2-A1X and Class BX Certificates will be interest-only certificates that will bear interest at a variable rate based on a notional amount, as described in the prospectus supplement. However, to the extent negative amortization from Pool 2 has been allocated to Component 2-A1X-N or Component BX-N, then the Class 2-A1X and Class BX Certificates, respectively, will be entitled to payments of principal on such Components. Each such Component shall also bear interest at the Net WAC for Pool 2. The Class Notional Amount of the Class 2-A1X Certificates for any Distribution Date will be equal to the Class Principal Amount of the Class 2-A1 Certificates immediately prior to such Distribution Date. The Class Notional Amount of the Class BX Certificates for any Distribution Date will be equal to the sum of the Notional Amounts of the components (other than Component BX-N) that comprise the Class BX Certificates as described in the prospectus supplement.